Exhibit 10.7

SEPARATION AND RELEASE AGREEMENT

This Separation Agreement and Release Agreement (this “Agreement”) is entered into by David Shimmon (the “Executive”) and Ichor Holdings, Ltd. (the “Company”), effective as of August 26, 2014, but subject to the Executive’s right to revoke certain provisions hereof as set forth in Paragraph 3(c) (the date on which this Agreement becomes irrevocably effective with respect to the Executive is referred to herein as the “Effective Date”).

In consideration of the promises set forth herein, the Executive and the Company agree as follows:

1. Termination of Employment. The parties acknowledge that the Executive’s employment with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) was terminated effective as of August 12, 2014 (the “Separation Date”) and that the Executive has been timely paid all amounts due to him under applicable law (such amounts include, without limitation, payment of accrued base salary and vacation). The Executive acknowledges that the termination constitutes the termination of all positions he holds with the Company Group including all positions as a director, officer, or employee and all fiduciary positions, including as a trustee, that he otherwise previously held with respect to any employee benefit plans or trusts established by the Company Group. The Executive agrees to execute any documentation reasonably requested by the Company to evidence his removal from any such position.

2. Return of Property. All Company Group files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company Group (collectively, “Company Property”), previously, but not currently, in the Executive’s possession or control has been returned to the Company. All Company Property currently in the Executive’s possession or control, including, without limitation, computers and digital communication devices (such as blackberries and iPhones), will be returned within three (3) business days of the date first set forth above.

3. Executive’s General Release and Waiver of Claims.

(a) Release. Having consulted with counsel, the Executive, on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Executive, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parents, and other affiliates (including without limitation Francisco Partners, Francisco Partners III (Cayman), L.P. (“FP”), Francisco Partners Parallel Fund III (Cayman), L.P., and each of their respective affiliates) and each of their respective officers, employees, directors, members, partners, shareholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, relating to any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date Executive signs this Release including, without limitation, Claims arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service, to the extent permitted by applicable law. This Paragraph 3(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b) Unknown Claims. The Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Executive, on behalf of himself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts and the Executive, on behalf of himself and the other Releasors hereby expressly waive any and all rights and benefits conferred upon him and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Executive, on behalf of himself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph. In the event of the Executive’s revocation of the release and waiver contained in this paragraph, (i) all of the Company’s obligations and the obligations of the Company Group hereunder, including the provisions of Section 4, shall be immediately without force or effect, and (ii) all of the Executive’s obligations hereunder, except the release with respect to ADEA claims contained in this Paragraph 3(c), shall continue in full force and effect, and (iii) the Company shall promptly pay the Executive $100 as consideration for his continuing obligations hereunder.

(d) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company, including subsidiaries of the Company, or any successor in interest to the Company.

(e) Other Representations and Warranties. The Executive represents and warrants that, other than as set forth on Schedule I hereto, no DS Related Party is, or has been within the prior three calendar years (the “Relevant Period”), (i) a customer, supplier, consultant or other service provider, or subcontractor to, or borrower from, the Company Group or (ii) the recipient of a transfer of money or other property from the Company Group. As used herein, “DS Related Party” means, with respect to the Executive, (i) any ‘related person’ of the Executive within the meaning of Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and (ii) any Person (a) in which the Executive owns (or owned during the Relevant Period) 1% or more of the equity securities or economic interests or equivalents (excluding securities of a Person whose equity securities are traded on a national securities exchange), (b) that the Executive controls (whether through ownership of voting securities, contract or otherwise), (c) on whose board or directors or similar governing body the Executive is or was a member during the Relevant Period or (d) that the Executive serves in the capacity as an officer or similar capacity. With respect to each Person listed on Schedule I, the Executive has listed the name of the entity and percentage ownership that the Executive has in such Person, whether the Executive controls the entity and whether the Executive serves or served as an officer of director thereof, in each case indicating whether the relationship is current or relates to the Relevant Period and, if not current, the approximate time period of the relationship. For purposes of the foregoing, “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

4. Company’s and FP’s General Release of Claims.

(a) Release. Subject to Paragraph 4(c) below and the Executive’s continued compliance with his obligations herein and his obligations under the Confidential Information Agreement (defined below) (the “Conditions”), the Company, on behalf the Company Group, and FP, each does hereby release the Executive and his heirs from any and all Claims under any federal, state, local or foreign law, that the Company or any member of the Company Group or FP may have, or in the future may possess, whether known or unknown, relating to any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Company and FP, as applicable, signs this release, to the extent so permitted by applicable law.

(b) Unknown Claims. The Company and FP acknowledge that it may hereafter discover Claims or facts in addition to or different from those which the Company and FP now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Company’s and FP’s decision to enter into it. Nevertheless, the Company, on behalf of the Company Group, and FP each hereby waives, subject to the Conditions, any right or Claim that might arise as a result of such different or additional Claims or facts and the Company, on behalf of the Company Group, and FP each hereby expressly waives, subject to the Conditions, any and all rights and benefits conferred upon it/them by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Limitations of Release. Notwithstanding anything herein to the contrary, the releases set forth in Paragraphs 4(a) and 4(b) shall not apply to any breach of representations or warranties made or provided by the Executive hereunder including, without limitation, the representations and warranties set forth in Paragraphs 3(d) and 3(e).

(d) Effectiveness of Release. In the event of a breach or non-compliance by the Executive of any of his obligations hereunder or provision hereof (without given effect to any change or modification contemplated by Section 14 hereof for the purposes of this Paragraph(d)), of his obligations under the Confidential Information Agreement, or Executive’s breach of the representations and warranties set forth in Paragraphs 3(d) or 3(e), the obligations of the Company and the Company Group and FP under this Section 4 shall immediately cease, this Section 4 shall be without force or effect, and this Agreement shall continue as if Section 4 had never been part of this Agreement.

5. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to a matter released hereunder (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. Similarly, the Company has not filed, and, subject to the Executive’s continued compliance with his obligations hereunder, his continued compliance with his obligations under the Confidential Information Agreement, and the Executive not being in breach of his representations and warranties hereunder (including, without limitation the representations and warranties set forth in Paragraphs 3(d) and 3(e)), the Company agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against the Executive before any local, state or federal agency, court or other body relating to a matter released hereunder.

(b) Proceedings Under ADEA. Paragraph 5(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Paragraph 5(a) shall not preclude the Executive from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

6. Execution of Company Documents. The Executive acknowledges and agrees to comply with the provisions attached hereto as Exhibit A, which such provisions are hereby incorporated herein by this reference (such provisions referred to herein as the “Confidential Information Agreement”).

7. Status of Equity Compensation. In consideration of the promises herein, all of the Executive’s outstanding, vested and unvested stock options and all other equity securities of the Company owned, directly or beneficially, by the Executive, including derivative securities, are hereby transferred to the Company.

8. Reimbursement of Funds. Executive shall pay to the Company $1,253,544 in cash as follows; (i) $1,000,000 no later than 2:00 P.M. (San Francisco time) on August 28, 2014 and (ii) $253,544 no later than 2:00 P.M. (San Francisco time) on September 15, 2014. The payments referenced in the previous sentence shall be made by wire transfer to an account designated in writing to Executive prior to the respective due date for such payments. In addition, the Executive will promptly take all required action to ensure that the tickets and the relevant account relating to four suite tickets in luxury suite #515 for the San Francisco 49ers, invoiced on March 24, 2014, and paid for by the Company, are promptly transferred to the Company. In the event such transfer does not occur by September 1, 2014, the Executive shall pay the Company an additional $75,000 no later than September 5, 2014.

9. Non-Solicitation of Employees and Contractors. From the Separation Date and continuing through the third anniversary of the Effective Date (the “Restricted Period”), the Executive represents that he has not, and agrees that he shall not, directly or indirectly solicit, induce, recruit, encourage, take away, or attempt any of the foregoing actions, or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company Group to leave his or her employment or engagement with the Company Group either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company Group, or hire a Covered Employee. For purposes of the foregoing and Section 10 below, “indirectly” includes the authorized use of the Executive’s name by a third party and “Covered Employee” means any Person who is or was an employee of the Company Group on the Separation Date (regardless whether such Person’s employment relationship with the Company Group terminates during the Restricted Period) and who holds or held the title of ‘director’ or higher, or is or was an engineer with the Company Group, or works or worked in the Company Group’s engineering department.

10. Non-Solicitation of Other Business Relations. During the Restricted Period, the Executive shall not directly or indirectly induce or attempt to induce customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group, and the Executive will not otherwise directly or indirectly interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company Group and any of its customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners. The term “customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners” in this Agreement means those customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents or partners of the Company Group with whom Executive did business or had a business relationship on behalf of the Company Group, or actively solicited or marketed on behalf of the Company Group.

11. Non-Competition. The Executive acknowledges that the nature of the Company’s business, and the Executive’s former position as Chief Executive Officer and director and his longstanding association with the Company Group and its predecessors (including as a substantial equityholder) is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its subsidiaries during the Restricted Period, it would be detrimental to the Company Group and very difficult for the Executive not to rely on or use the Company’s trade secrets and proprietary information and be meaningfully detrimental to the Company and its subsidiaries. Thus, in light of that harm to the Company Group and its goodwill and to avoid the potential inevitable disclosure of the Company’s trade secrets and proprietary information (and in addition to the obligations under Section 6 hereof), and to protect such trade secrets and proprietary information and the Company’s relationships and goodwill (including with its customers) and in consideration of the benefits provided to Executive hereunder (including, without limitation, Section 4), during the Restricted Period the Executive shall not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any direct or indirect ownership interest in, or directly or indirectly participate in the financing, operation, management or control of, any person, firm, corporation or business located anywhere in the world which, directly or indirectly, owns, controls, has a greater than 1% economic interest in, operates or conducts a Competitive Business; provided, that the Executive may purchase and hold only for investment purposes one percent (1%) or less of the shares of any corporation whose shares are regularly traded on a national securities exchange or inter-dealer quotation system.

As used in this Section 11, “Competitive Business” means any business which (i) develops, designs, or manufactures for its customers fluid delivery subsystems (including gas and/or chemical blend, distribution and control systems), frame assemblies, reactor carts, process chambers, power racks, control racks, or wafer handling systems for capital equipment used in the semiconductor, LED, OLED, solar, data storage, consumer glass, touch panel, fuel cell, battery, flat panel display, and related markets (the “Ichor End Markets”), (ii) provides contract manufacturing services to manufacture modules or complete systems for capital equipment providers serving the Ichor End Markets, or (iii) refurbishes, remanufacturers, or services existing equipment that, if newly manufactured, would fall within the foregoing clauses (i) or (ii).

12. Non-Disparagement. The Executive agrees that at no time will he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its subsidiaries, any of their respective directors, officers, representatives, agents or employees, Francisco Partners, or any of Francisco Partners’ employees, directors, agents, and affiliates. The Company agrees, in turn, that, subject to the Executive’s continued compliance with his obligations hereunder, the Executive not being in breach of the Executive’s representations and warranties hereunder (including, without limitation, those in Paragraphs 3(d) and 3(e)) and the Executive’s continued compliance with the Confidential Information Agreement, it will not make, in any authorized corporate communications to third parties, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive. The Company agrees that it shall be responsible for any communication by FP that would be a breach hereof if made by the Company. Notwithstanding the foregoing, nothing herein shall prevent either the Company or the Executive from making truthful statements in connection with a governmental investigation or legal proceeding or in any filing required to be made by a governmental agency having jurisdiction over the Company. The Company agrees to instruct its Vice President of Human Resources that, in response to a request received regarding the Executive’s employment with the Company, no information shall be provided other than confirmation of dates of employment.

13. Non-Disclosure of this Agreement. The Executive agrees to keep the terms of this Agreement confidential; provided, that the Executive may disclose the terms hereof to his spouse and his financial and legal advisors so long as such individuals and/or entities agree to keep the provisions hereof confidential. The Company agrees to keep the terms of this Agreement confidential; provided, that the Company may disclose the terms hereof to its officers, directors, senior managers, advisors and other Person’s who have a confidentiality obligation to the Company so long as such individuals and/or entities agree to keep the provisions hereof confidential. Notwithstanding the foregoing, either party shall be permitted to disclose the terms hereof if such disclosure is (a) (i) required under applicable law, rule or regulation (including, without limitation, in connection with any filing or disclosure required under the Securities Act of 1933, as amended, or the Exchange Act) or by any regulatory authority, or (ii) part of a response in connection with a legal proceeding brought against such party by, or as a result of actions by, the other party or (b) relates to the general restrictions on either party’s activities hereunder and does not relate to the financial terms hereof.

14. Blue Pencil. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

15. Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or on the part of the Executive.

16. Governing Law. The parties acknowledge that the Executive’s duties required significant international travel and that the Company’s business is located world-wide. To provide certainty, the parties agree that all matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The Exhibits and Schedules hereto are an integral part of this Agreement.

17. Dispute Resolution. To the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Company or any termination thereof, will be settled by action brought in federal court located in New Castle County, Delaware, and both the Executive and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) and waives any objection to venue laid therein. The Executive acknowledges that his breach of the provisions hereof, including without limitation, his breach of the Confidential Information Agreement, may result in immediate, significant, and unquantifiable damage to the Company, and as a result, the Company shall be entitled to seek relief in the form of a temporary or permanent injunction, without posting of bond. The Company and the Executive each will separately pay its costs and expenses of litigation; provided, however, that the applicable Court shall be entitled to award costs and expenses in accordance with applicable law. Both the Company and the Executive hereby expressly waive any right to trial by jury in any dispute, and either the Company or the Executive may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their tight to a trial by jury.

18. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Ichor Holdings, Ltd.

3979 Freedom Circle

Santa Clara, CA 95054

Attn: Board of Directors

with a copy to

Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attn: Andrew Kowal

And a copy to:

Shearman & Sterling LLP

Suite 3800

Four Embarcadero Center

San Francisco, CA 94111

Attn: Michael Kennedy

Email: mkennedy@shearman.com

And a copy to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94303

Attn: Adam Phillips Email: aphillips@kirkland.com

To the Executive:

The address most recently on file in the payroll records of the Company

And a copy to:

Shartsis Friese LLP

1 Maritime Plaza

18th Floor

San Francisco, CA 94111

Attn: Robert Ward

Email: RWard@sflaw.com

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

o O o

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY

By:	/s/ Thomas M. Rohrs

Its:	Chief Executive Officer

FRANCISCO PARTNERS III
(CAYMAN), L.P.
(with respect to Section 4 hereof only)

By:	/s/ Andrew Kowal

Its:	Authorized Representative

THE EXECUTIVE

/s/ David Shimmon

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT]

EXHIBIT A

“Confidential Information Agreement”

1.	Purpose. The Company is engaged in a continuous program of research, development, production and marketing in connection with its business and it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 6 below), its rights in “Inventions” (as defined in Section 2 below) and all related intellectual property rights. The Company has provided the Executive access, and Executive has had access to, to the Company’s Proprietary Information) in order for the Executive to perform the Executive’s job duties for the Company.

2.	Disclosure of Inventions. The Executive will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that the Executive made or conceived or first reduced to practice or created, either alone or jointly with others, during the Executive’s employment with the Company to the extent not previously disclosed, whether or not in the course of the Executive’s employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3.	Work for Hire; Assignment of Inventions. The Executive acknowledges and agrees that any copyrightable works prepared by the Executive within the scope of the Executive’s employment with the Company are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. The Executive agrees that all Inventions that (i) were developed using equipment, supplies, facilities or trade secrets of the Company, (ii) resulted from work performed by the Executive for the Company, or (iii) relate, or related, to the Company’s business or then current or anticipated research and development (the “Assigned Inventions”), are the sole and exclusive property of the Company and are, to the extent not previously assigned, hereby irrevocably assigned by the Executive to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by the Executive prior to the date of his first employment with the Company, which belong to the Executive and which are not, and were not, assigned to the Company (“Prior Inventions”). The Executive acknowledges and agrees that if the Executive used any of Prior Inventions in the scope of the Executive’s employment with the Company, or included any of them in any product or service of the Company, the Executive hereby grants to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.

Notice Regarding Assignment. The provisions of Sections 3 and 5 do not apply to any Assigned Invention that the Executive developed entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that related at the time of conception or reduction to practice of the invention to the Company’s business or actual or demonstrably then anticipated research or development of the Company, or resulted from any work the Executive performed for the

EXHIBIT A-1

Company. The Executive understands that this Section 4 intends to incorporate, and does incorporate by this reference, the specific provisions of the relevant statute, if any, in the state in which t h e Executive resides and is employed. The statutes hereby incorporated by reference include those from California (Labor Code §2870); Delaware (19 Del.Code § 805); Illinois (765 I.L.C.S. 1060/2 “Executive Patent Act”); Kansas (K.S.A. 44-130); Minnesota (M.S.A. 181.78); North Carolina (G.S. §66-57.1) and Washington (R.C.W.A. §§49.44.140, 150); and any other similar or equivalent state statutes not listed here.

5.	Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that the Executive may have in or with respect to any Assigned Inventions. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights the Executive may have in or with respect to any Assigned Inventions. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to the Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to the Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.	Proprietary Information. The Company has provided the Executive Proprietary Information. Proprietary Information means any information of a confidential or secret nature that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company has agreed to hold information of such party in confidence. Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

7.	Confidentiality. The Executive will keep and hold all Proprietary Information in strict confidence and trust. The Executive will not use or disclose any Proprietary Information without the prior written consent of the Company. The Executive has deleted any Proprietary Information, including customer or prospective customer contact information and communications, from his personal electronic devices.

8.	Notification. Executive hereby authorizes the Company to notify the Executive’s actual or future employers of the provisions hereof and the Executive’s responsibilities hereunder.

EXHIBIT A-2

SCHEDULE I

SC Global, Inc., a Delaware corporation

SC Global Co., Ltd., a Korean subsidiary owned by SC Global, Inc.

Broadbrush Inc., a California corporation and parent of SC Global entities

TSCP Inc., a California corporation1

Marchi Thermal Systems2

[1]	For TSCP Inc. and the SC Global-affiliated entities listed above, Executive is the 100% owner, whether individually or through a trust, and to the extent that the jurisdictions in which these entities were incorporated require there to be officers and directors, Shimmon is an officer and/or director.
[2]	Executive does not know the precise legal name of Marchi Thermal Systems. Executive has, and had, no ownership or other economic interest in, nor was or is he an officer, of Marchi Thermal Systems during the relevant period. Executive discloses Marchi Thermal Systems as a DS Related Party because, though his association ended prior to the relevant period, Executive may have been or may still technically be a director of this company, but has not attended any board meetings during the relevant period.